                                                                    Exhibit 10.2

                                February 23, 2006

CONFIDENTIAL
Board of Directors
LSB Corporation

Dear Members of the Board:

I would be comfortable performing my duties as President and Chief Executive Officer of LSB Corporation and Lawrence Savings Bank (the "Company") without the security of an employment agreement. In light of the Boards' action on January 10, 2006, not to renew all other existing employment agreements, I think it appropriate that we mutually agree to terminate my Employment Agreement, dated November 1, 2005.

Following such termination, I shall continue to perform the duties of President and Chief Executive Officer of the Company pursuant to your appointment, and subject to removal by you at any time.

Until changed by you, my compensation will remain as at present. In all other respects I will be subject to and governed by the Bank's benefits, policies and procedures applicable to senior officers and employees generally.

If the foregoing is acceptable to the Company, kindly so indicate by signing and dating the enclosed duplicate original copy of this letter, which shall be kept in the permanent records and minute books of the Company to memorialize the termination of the Employment Agreement.

Very truly yours.


/S/ GERALD T. MULLIGAN
---------------------------------------
Gerald T. Mulligan
President & Chief Executive Officer

Enclosure

Accepted and Agreed

LSB CORPORATION
LAWRENCE SAVINGS BANK


By /S/ THOMAS J. BURKE
   ----------------------------------------
   Thomas J. Burke, Chairman of the Board

Dated: February 23, 2006